Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports Third Quarter 2017 Financial Results

•	Net income of $14.5 million, or $0.45 per common unit

•	Quarterly cash distribution increased 1.0 cent to $0.46 per unit

•	Adjusted EBITDA of $16.4 million and distributable cash flow of $14.9 million, LTM distribution coverage ratio of 1.11x

OMAHA, Neb., Nov. 1, 2017 (GLOBE NEWSWIRE) – Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the third quarter of 2017. Net income was $14.5 million, or $0.45 per common unit, for the third quarter of 2017 compared with $14.2 million, or $0.44 per common unit, for the same period in 2016. The partnership reported adjusted EBITDA of $16.4 million and distributable cash flow of $14.9 million for the third quarter of 2017, compared with adjusted EBITDA of $16.8 million and distributable cash flow of $16.2 million for the same period in 2016. Adjusted EBITDA was reduced by $0.8 million, representing the portion of the storage and throughput minimum volume commitment charged in the second quarter of 2017, but earned in the third quarter of 2017. Distribution coverage for the last twelve months (LTM) ended Sept. 30, 2017, was 1.11x.

“The partnership distributions have increased every quarter since inception, supported by long-term, fee-based commercial agreements,” said Todd Becker, president and chief executive officer of Green Plains Partners. “We are focused on further expanding our asset base and diversifying our cash flow streams for our unitholders.”

Recent Developments

•	On Oct. 27, 2017, the partnership upsized its revolving credit facility by $40 million, from $155 million to $195 million, accessing a portion of the $100 million incremental commitment in place on the facility.

•	On Oct. 19, 2017, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.46 per unit, or approximately $14.9 million, for the quarter ended Sept. 30, 2017. The third quarter distribution is payable on Nov. 10, 2017, to unitholders of record at the close of business on Nov. 3, 2017.

•	On Sept. 11, 2017, John Neppl joined the company as chief financial officer of Green Plains and Green Plains Partners, replacing Jerry Peters, who retired. Mr. Peters continues as a member of the board of directors of Green Plains Holdings LLC, the general partner of Green Plains Partners. Mr. Neppl most recently served as chief financial officer of The Gavilon Group, LLC and brings extensive experience in commodity processing and trading businesses.

•	NLR Energy Logistics, the partnership’s joint venture with Delek Renewables to construct and operate an ethanol unit-train terminal in Little Rock, Ark., secured permitting and began grading at the Little Rock Port Authority site. The project is expected to be completed during the first quarter of 2018.

Results of Operations

Consolidated revenues increased $0.2 million for the three months ended Sept. 30, 2017, compared with the same period for 2016. Revenues generated from the partnership’s storage and throughput agreement with Green Plains Trade increased $0.8 million primarily due to higher throughput volumes related to ethanol storage assets acquired in September 2016. Other revenue increased $0.3 million due to the expansion of the partnership’s truck fleet. These increases were partially offset by revenues generated from the partnership’s rail transportation services agreement with Green Plains Trade, which decreased $0.5 million due to lower average rates charged for railcar volumetric capacity provided, and revenues generated from the partnership’s terminal services agreements, which decreased $0.4 million due to lower third-party throughput volumes at the partnership’s Birmingham facility and other terminals.

Operations and maintenance expenses decreased $0.2 million for the three months ended Sept. 30, 2017, compared with the same period for 2016, primarily due to lower railcar lease expenses of $0.5 million, partially offset by higher repairs and maintenance expenses of $0.2 million. Selling, general and administrative expenses also decreased $0.5 million for the three months ended Sept. 30, 2017, compared with the same period for 2016, primarily due to transaction and administrative costs associated with the acquisition of ethanol storage assets incurred during the same quarter last year. Interest expense increased $0.9 million for the three months ended Sept. 30, 2017, compared with the same period last year due to borrowings associated with the September 2016 acquisition of ethanol storage assets and higher interest rates.

Green Plains Inc. resumed normal ethanol production levels during the third quarter of 2017, which generated revenue of $0.8 million associated with throughput volumes in excess of the minimum volume commitment of 296.6 million gallons of ethanol per quarter that was applied against the unearned revenue and excluded from adjusted EBITDA for the three months ended Sept. 30, 2017.

GREEN PLAINS PARTNERS LP

SELECTED OPERATING DATA

(unaudited, in million gallons)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Var.	2017	2016	% Var.
Product volumes
Storage and throughput services	308.3	292.7	5.3%	913.9	819.1	11.6%

Terminal services:
Affiliate	33.1	30.6	8.2	124.5	89.5	39.1
Non-affiliate	38.8	49.5	(21.6)	99.3	141.1	(29.6)

	71.9	80.1	(10.2)	223.8	230.6	(2.9)

Railcar capacity billed (daily average)	95.1	79.2	20.1	91.9	76.4	20.3

Liquidity and Capital Resources

Total liquidity as of Sept. 30, 2017, was $26.3 million, including $0.3 million in cash and cash equivalents, and $26.0 million available under the partnership’s revolving credit facility. The balance outstanding on the partnership’s revolving credit facility was $129.0 million as of Sept. 30, 2017. On Oct. 27, 2017, the partnership upsized its revolving credit facility by $40 million, from $155 million to $195 million, accessing a portion of the $100 million incremental commitment in place on the facility.

Conference Call Information

On Nov. 2, 2017, Green Plains Partners LP and Green Plains Inc. will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss third quarter 2017 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 888.349.9582 and 719.785.1768, respectively. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains Partners’ website at http://ir.greenplainspartners.com.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, and adjustments for transaction costs related to acquisitions or financings, minimum volume commitment deficiency payments, unit-based compensation expense and net gains or losses on asset sales. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable and maintenance capital expenditures. Adjusted EBITDA and distributable cash flow are not presented in accordance with generally accepted accounting principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feedlots, food ingredients, and commodity marketing and logistics services. The company is the second largest consolidated owner of ethanol production facilities in the world with 17 dry mill plants, producing nearly 1.5 billion gallons of ethanol at full capacity. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$253	$622
Accounts receivable, including from affiliates	20,645	20,290
Other current assets	895	1,363

Total current assets	21,793	22,275
Property and equipment, net	49,630	51,022
Other assets	21,374	20,479

Total assets	$92,797	$93,776

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable, including to affiliates	$9,997	$6,201
Other current liabilities	6,789	11,102

Total current liabilities	16,786	17,303
Long-term debt	136,963	136,927
Other liabilities	3,363	3,712

Total liabilities	157,112	157,942
Partners’ capital	(64,315)	(64,166)

Total liabilities and partners’ capital	$92,797	$93,776

GREEN PLAINS PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands except per unit amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Var.	2017	2016	% Var.
Revenues
Affiliate	$24,748	$24,139	2.5%	$74,019	$69,445	6.6%
Non-affiliate	1,701	2,066	(17.7)	4,724	6,042	(21.8)

Total revenues	26,449	26,205	0.9	78,743	75,487	4.3

Operating expenses
Operations and maintenance	8,346	8,564	(2.5)	25,161	25,713	(2.1)
Selling, general and administrative	922	1,395	(33.9)	3,258	3,654	(10.8)
Depreciation and amortization	1,280	1,515	(15.5)	3,781	4,220	(10.4)

Total operating expenses	10,548	11,474	(8.1)	32,200	33,587	(4.1)

Operating income	15,901	14,731	7.9	46,543	41,900	11.1

Other income (expense)
Interest income	20	21	(4.8)	61	62	(1.6)
Interest expense	(1,412)	(501)	181.8	(3,941)	(1,295)	204.3

Total other expense	(1,392)	(480)	190.0	(3,880)	(1,233)	214.7

Income before income taxes	14,509	14,251	1.8	42,663	40,667	4.9
Income tax expense	43	52	(17.3)	135	304	(55.6)

Net income	$14,466	$14,199	1.9%	$42,528	$40,363	5.4%

Net income attributable to partners’ ownership interests:
General partner	$290	$284	2.1%	$851	$807	5.5%
Limited partners – common unitholders	7,097	6,962	1.9	20,856	19,786	5.4
Limited partners – subordinated unitholders	7,079	6,953	1.8	20,821	19,770	5.3

Earnings per limited partner unit (basic and diluted):
Common units	$0.45	$0.44	2.3%	$1.31	$1.24	5.6%

Subordinated units	$0.45	$0.44	2.3%	$1.31	$1.24	5.6%

Weighted average limited partner units outstanding (basic and diluted):
Common units	15,922	15,910		15,914	15,902

Subordinated units	15,890	15,890		15,890	15,890

Supplemental Revenues Data:
Storage and throughput services	$15,416	$14,633	5.4%	$45,695	$40,954	11.6%
Terminal services	2,688	3,048	(11.8)	8,716	8,893	(2.0)
Railcar transportation services	7,384	7,888	(6.4)	22,169	23,562	(5.9)
Other	961	636	51.1	2,163	2,078	4.1

Total revenues	$26,449	$26,205	0.9%	$78,743	$75,487	4.3%

GREEN PLAINS PARTNERS LP

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net income	$42,528	$40,363
Noncash operating adjustments:
Depreciation and amortization	3,781	4,220
Deferred income taxes	—	(4)
Other	744	802
Net change in working capital	(1,390)	818

Net cash provided by operating activities	45,663	46,199

Cash flows from investing activities:
Purchases of property and equipment	(1,912)	(467)
Equity method investment	(1,284)	—
Acquisition of assets from sponsor	—	(62,312)
Acquisition of assets	—	(90,000)

Net cash used by investing activities	(3,196)	(152,779)

Cash flows from financing activities:
Payments of distributions	(42,839)	(39,496)
Net proceeds – revolving credit facility	—	132,000
Other	3	(984)

Net cash provided (used) by financing activities	(42,836)	91,520

Net change in cash and cash equivalents	(369)	(15,060)
Cash and cash equivalents, beginning of period	622	16,385

Cash and cash equivalents, end of period	$253	$1,325

GREEN PLAINS PARTNERS LP

RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

(unaudited, dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,		LTM Ended September 30,
	2017	2016	2017	2016	2017
Net income	$14,466	$14,199	$42,528	$40,363	$58,970
Interest expense	1,412	501	3,941	1,295	5,191
Income tax expense	43	52	135	304	55
Depreciation and amortization	1,280	1,515	3,781	4,220	5,208
Minimum volume commitment adjustments(1)	(828)	—	182	—	182
Transaction costs	—	490	—	486	(135)
Unit-based compensation expense	40	60	159	82	220

Adjusted EBITDA	16,413	16,817	50,726	46,750	69,691
Less:
Interest paid or payable	1,412	501	3,941	1,295	5,191
Income taxes paid or payable	43	53	135	308	53
Maintenance capital expenditures	18	77	182	252	195

Distributable cash flow	$14,940	$16,186	$46,468	$44,895	$64,252

Distributions declared(2)	$14,932	$13,629	$43,818	$40,069	$57,771

Coverage ratio	1.00x	1.19x	1.06x	1.12x	1.11x

(1)	Adjustments related to the storage and throughput quarterly minimum volume commitments.
(2)	Represents distributions declared for the applicable period and paid in the subsequent quarter.

Contact: Jim Stark | Vice President, Investor & Media Relations | 402.884.8700 | jim.stark@gpreinc.com

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